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                                                                    Exhibit 23.3


              INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

LodgeNet Entertainment Corporation ("LodgeNet") dismissed Arthur Andersen LLP ("Andersen") as its independent auditor on May 31, 2002. For additional information, see LodgeNet's Current Report on Form 8-K filed on May 31, 2002. After reasonable efforts, LodgeNet has been unable to obtain Andersen's written consent to the incorporation by reference into this registration statement of Andersen's audit report with respect to LodgeNet's consolidated financial statements as of December 31, 2001 and for the year then ended.

Under these circumstances, Rule 437a under the Securities Act permits LodgeNet to file this registration statement, which incorporates by reference Andersen's audit report referred to above, without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Andersen under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Andersen or for any omission of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under
Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued reports in this registration statement.